As filed with the Securities and Exchange Commission on June 24, 2016

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WASTE CONNECTIONS, INC.

(Exact name of Registrant as specified in its charter)

Canada	98-1202763
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

610 Applewood Crescent, 2nd Floor, Vaughan, Ontario L4K 0E3, Canada

(Address, including zip code, of Registrant's principal executive offices)

WASTE CONNECTIONS US, INC. 2014 INCENTIVE AWARD PLAN

WASTE CONNECTIONS US, INC. THIRD AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

WASTE CONNECTIONS US, INC. CONSULTANT INCENTIVE PLAN

(Full Title of the Plan)

Patrick J. Shea

Senior Vice President, General

Counsel and Secretary

Waste Connections US, Inc.

3 Waterway Square Place, Suite 110

The Woodlands, Texas 77380

(832) 442-2200

(Name, address, including zip code, and telephone number, including area code, of Registrant’s agent for service)

Copies to:
David Taylor, Esq.
Aileen C. Meehan, Esq.
Locke Lord LLP
2800 JPMorgan Chase Tower
600 Travis
Houston, Texas 77002
(713) 226-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (7)	Proposed maximum aggregate offering price	Amount of registration fee (8)
Common Shares, without par value, under the 2014 Incentive Award Plan of Waste Connections US, Inc. (formerly named Waste Connections, Inc. (“Waste Connections US”))	790,198	(2)	$70.73	$55,890,704.54	$5,628.19
Common Shares, without par value under the 2014 Incentive Award Plan of Waste Connections US	142,879	(3)	$70.73	$10,105,831.67	$1,017.66
Common Shares, without par value, under the Waste Connections US Third Amended and Restated 2004 Equity Incentive Plan	347,233	(4)	$70.73	$24,559,790.09	$2,473.17
Common Shares, without par value, under the Waste Connections US Third Amended and Restated 2004 Equity Incentive Plan	250,390	(5)	$70.73	$17,710,084.70	$1,783.41
Common Shares, without par value, under the Waste Connections US Consultant Incentive Plan	6,625	(6)	$70.73	$468,586.25	$47.19
Total	1,537,325		—	$108,734,997.25	$10,949.61

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of common shares of Waste Connections, Inc. (formerly named Progressive Waste Solutions Ltd. (the “Registrant”)) which may become issuable pursuant to the anti-dilution provisions of the Waste Connections US 2014 Incentive Award Plan (the “2014 Plan”), the Waste Connections US Third Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”), and the Waste Connections US Consultant Incentive Plan (the “Consultant Plan”).
(2)	Represents common shares of the Registrant (“Common Shares”) reserved for issuance in respect of restricted stock units awarded under the 2014 Plan. For more details, please see the explanatory note following this page.
(3)	Represents Common Shares reserved for issuance in respect of warrants granted under the 2014 Plan. For more details, please see the explanatory note following this page.
(4)	Represents Common Shares reserved for issuance in respect of restricted stock units awarded under the 2004 Plan. For more details, please see the explanatory note following this page.
(5)	Represents Common Shares reserved for issuance in respect of deferred restricted stock units awarded under the 2004 Plan. For more details, please see the explanatory note following this page.
(6)	Represents Common Shares reserved for issuance in respect of warrants granted under the Consultant Plan. For more details, please see the explanatory note following this page.
(7)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on a price of $70.73, which represents the average of the high and low sales prices per Common Share as reported on the New York Stock Exchange on June 21, 2016.
(8)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1,000,000 of the proposed aggregate offering price.

EXPLANATORY NOTE

Pursuant to an Agreement and Plan of Merger, dated as of January 18, 2016 (the “Merger Agreement”), by and among Waste Connections, Inc. (formerly named Progressive Waste Solutions Ltd. (the “Registrant”)), Waste Connections US, Inc. (formerly named Waste Connections, Inc. (“Waste Connections US”)), and Water Merger Sub LLC (“Merger Sub”), on June 1, 2016, Merger Sub merged with and into Waste Connections US, with Waste Connections US continuing as the surviving corporation and an indirect wholly-owned subsidiary of the Registrant. Immediately following the completion of the Merger, the Registrant completed a consolidation whereby every 2.076843 common shares outstanding were converted into one post-Consolidation common share (the “Consolidation”), and amalgamated with a wholly-owned subsidiary whereby the amalgamated corporation adopted the name Waste Connections, Inc.

In connection with the Merger and the Consolidation, each Waste Connections US restricted stock unit award, deferred restricted stock unit award and warrant outstanding immediately prior to the effective time of the Merger was automatically converted into a restricted share unit award, deferred restricted share unit award or warrant, as applicable, relating to an equal number of post-Consolidation common shares of the Registrant (the “Common Shares”), on the same terms and conditions as were applicable immediately prior to the Merger under such Waste Connections US equity award. Such conversion of Waste Connections US equity awards was approved by the shareholders of the Registrant at an annual and special meeting of the shareholders of the Registrant held on May 26, 2016, as part of the shareholders’ approval of the Merger. At its meeting on June 1, 2016, the Board of Directors of the Registrant approved the assumption by the Registrant of the Waste Connections US 2014 Incentive Award Plan (the “2014 Plan”), the Waste Connections US Third Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”), and the Waste Connections US Consultant Incentive Plan (the “Consultant Plan,” and together with the 2014 Plan and the 2004 Plan, the “Assumed Waste Connections US Plans”) for the purposes of administering the Assumed Waste Connections US Plans and the awards issued thereunder. No additional awards will be made under any of the Assumed Waste Connections US Plans.

The Registrant is filing this Registration Statement on Form S-8 with respect to up to 1,537,325 Common Shares issuable in connection with the equity awards outstanding immediately prior to the effective time of the Merger which had been made under the Assumed Waste Connections US Plans.

All references herein to “dollars” or “$” are to U.S. dollars, and all references herein to “C$” are to Canadian dollars.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents that have been filed by us and by our subsidiary, Waste Connections US, with the Commission:

(1)	Our Annual Report on Form 40-F for the fiscal year ended December 31, 2015, filed on March 2, 2016, which includes the Registrant’s audited consolidated financial statements for fiscal year ended December 31, 2015;

(2)	Waste Connections US’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 9, 2016, which includes Waste Connections US’ audited consolidated financial statements for the fiscal year ended December 31, 2015;

(3)	Our Current Report on Form 8-K filed on June 7, 2016;

(4)	All other reports we have filed (excluding any documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2015; and

(5)	The description of our Common Shares contained in our Registration Statement on Form 8-A filed on May 28, 2009.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold, are deemed to be incorporated by reference in this registration statement and are a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under section 136 of the Business Corporations Act (Ontario) (the “OBCA”), we may indemnify a director or officer of the Company, a former director or officer of the Company or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity (whom is referred to as an “indemnifiable person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person in any civil, criminal, administrative, investigative or other proceeding in which the indemnifiable person is involved because of that association with the Company or other entity, if:

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• the indemnifiable person acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which the indemnifiable person acted as a director or officer or in a similar capacity at our request; and

• in the case of a criminal or an administrative action or proceeding that is enforced by a monetary penalty, the indemnifiable person had reasonable grounds for believing the person's conduct was lawful.

Further, under section 136 of the OBCA, we may advance money to an indemnifiable person for the costs, charges and expenses of a proceeding referred to above, but the indemnifiable person shall be required to repay the money if he or she does not fulfill the above-mentioned conditions.

An indemnifiable person is also entitled to indemnity by us under the OBCA in respect of all costs, charges and expenses reasonably incurred thereby if the indemnifiable person fulfills the above mentioned conditions and was not judged by a court or other competent authority to have committed any fault or omitted to do anything the indemnifiable person ought to have done.

In the case of an action by or in the right of the Company (i.e., a “derivative action”), indemnity may be made by us, or money advanced by us, only with court approval, and provided the indemnifiable person fulfills the above-mentioned conditions.

Under our by-laws, we must indemnify a director or officer of the Company, a former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and the heirs and legal representative of such a person to the extent permitted by the OBCA. Under our by-laws, we may purchase and maintain insurance for the benefit of any person referred to in the preceding sentence to the extent permitted by the OBCA.

In addition, we may, under the OBCA, purchase and maintain insurance for the benefit of an indemnifiable person against any liability incurred by such indemnifiable person whether in his or her capacity as a director or officer of the Company or in his or her capacity as a director or officer, or similar capacity, of another entity, if he or she acts or acted in that capacity at our request.

We have entered into indemnification agreements with our directors and officers which generally require that we indemnify and hold an indemnitee harmless to the greatest extent permitted by law for liabilities arising out of the indemnitee's service to the Company, or to another entity at the request of the Company, if the indemnitee acted honestly and in good faith with a view to the best interests of the Company or other entity, as applicable, and, with respect to a criminal or administrative action or proceeding that is enforced by monetary penalty, if the indemnitee had reasonable grounds for believing that his or her conduct was lawful. The indemnification agreements also provide for the advancement of money for costs, charges and expenses in respect thereof by the Company.

In addition, we have purchased insurance coverage under policies which insure directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

No.	Exhibit
4.1	Articles of Amendment dated June 1, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on June 7, 2016)

4.2	Articles of Amalgamation dated June 1, 2016 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed on June 7, 2016)

4.3	By-laws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 8-K filed on June 7, 2016)

4.4	Form of Common Share Certificate (incorporated by reference to Exhibit 3.4 to the Registrant’s Form 8-K filed on June 7, 2016)

4.5	Waste Connections US, Inc. 2014 Incentive Award Plan (incorporated by reference to Exhibit 10.24 to the Registrant’s Form 8-K filed on June 7, 2016)

4.6	Waste Connections US, Inc. Third Amended and Restated 2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.25 to the Registrant’s Form 8-K filed on June 7, 2016)

4.7	Waste Connections US, Inc. Consultant Incentive Plan (incorporated by reference to Exhibit 10.26 to the Registrant’s Form 8-K filed on June 7, 2016)

5.1	Opinion of Bennett Jones LLP

23.1	Consent of Bennett Jones LLP (included as part of Exhibit 5.1)

23.2	Consent of Deloitte LLP

23.3	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page to this Registration Statement)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

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(2)	That, for the purpose of determining any liability of the Registrant under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on June 24, 2016.

WASTE CONNECTIONS, INC.

By:	/s/ Ronald J. Mittelstaedt
	Name:	Ronald J. Mittelstaedt
	Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Ronald J. Mittelstaedt and Worthing F. Jackman, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Ronald J. Mittelstaedt	Chief Executive Officer and Chairman	June 24, 2016
Ronald J. Mittelstaedt	(principal executive officer)

/s/ Worthing F. Jackman	Executive Vice President and Chief Financial Officer	June 24, 2016
Worthing F. Jackman	(principal financial officer)

/s/ David G. Eddie	Senior Vice President and Chief Accounting Officer	June 24, 2016
David G. Eddie	(principal accounting officer)

/s/ Robert H. Davis	Director	June 24, 2016
Robert H. Davis

/s/ Edward E. Guillet	Director	June 24, 2016
Edward E. Guillet

/s/ Michael W. Harlan	Director	June 24, 2016
Michael W. Harlan

/s/ Larry S. Hughes	Director	June 24, 2016
Larry S. Hughes

/s/ Susan Lee	Director	June 24, 2016
Susan Lee

/s/ William J. Razzouk	Director	June 24, 2016
William J. Razzouk

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Waste Connections, Inc. in this United States, in The Woodlands, Texas, on June 24, 2016.

WASTE CONNECTIONS US, INC.

By:	/s/ Patrick J. Shea
Name: Patrick J. Shea
Title: Senior Vice President, General Counsel and Secretary

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INDEX TO EXHIBITS

No.	Exhibit
4.1	Articles of Amendment dated June 1, 2016 of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on June 7, 2016)

4.2	Articles of Amalgamation dated June 1, 2016 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed on June 7, 2016)

4.3	By-laws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 8-K filed on June 7, 2016)

4.4	Form of Common Share Certificate (incorporated by reference to Exhibit 3.4 to the Registrant’s Form 8-K filed on June 7, 2016)

4.5	Waste Connections US, Inc. 2014 Incentive Award Plan (incorporated by reference to Exhibit 10.24 to the Registrant’s Form 8-K filed on June 7, 2016)

4.6	Waste Connections US, Inc. Third Amended and Restated 2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.25 to the Registrant’s Form 8-K filed on June 7, 2016)

4.7	Waste Connections US, Inc. Consultant Incentive Plan (incorporated by reference to Exhibit 10.26 to the Registrant’s Form 8-K filed on June 7, 2016)

5.1	Opinion of Bennett Jones LLP

23.1	Consent of Bennett Jones LLP (included as part of Exhibit 5.1)

23.2	Consent of Deloitte LLP

23.3	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page to this Registration Statement)